Exhibit 99.1

Investor Contact: The Ruth Group Tram Bui Tel: 646-536-7035 tbui@theruthgroup.com

Evoke Pharma Reports Second Quarter 2018 Results and Recent Highlights

Gimoti™ NDA submitted to FDA on June 1st; awaiting 74-Day FDA filing communication letter

Gender-specific patents granted for Gimoti in the European Union and Mexico

SOLANA BEACH, CA, August 9, 2018 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the second quarter ended June 30, 2018.

Dave Gonyer, R.Ph., President and CEO, stated, “The June 1st submission of our 505(b)(2) New Drug Application (NDA) for Gimoti, our novel nasal delivery of metoclopramide for the treatment of symptoms associated with gastroparesis, represents another significant milestone for the Company and the opportunity to help women suffering from this debilitating disease. We anticipate receipt of the 74-Day FDA filing communication letter in mid-August and assignment of the Prescription Drug User Fee Act (PDUFA) goal date.” Mr. Gonyer continued, “The recently granted patents in the European Union and Mexico expand our intellectual property portfolio and further validate our novel discovery of sex-based differences in the treatment of gastroparesis in women.”

Second Quarter 2018 Financial Review

For the second quarter of 2018, net loss was approximately $2.3 million, or $(0.14) per share, compared to a net loss of approximately $1.6 million, or $(0.11) per share, for the three-month period ended June 30, 2017.

Research and development expenses totaled approximately $1.4 million for the three months ended June 30, 2018, compared to approximately $2.0 million for the same period in 2017. For the second quarter of 2018, general and administrative expenses were approximately $0.9 million, compared to approximately $0.9 million for the second quarter of 2017.

Total operating expenses for the three months ended June 30, 2018 were approximately $2.3 million, compared to approximately $2.9 million for the same period in 2017.

As of June 30, 2018, our cash and cash equivalents were approximately $6.5 million.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adult women.

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Metoclopramide is currently available only in oral and injectable formulations and is the only drug currently approved in the United States to treat gastroparesis. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: the potential timing of the 74-Day FDA letter for the NDA for Gimoti and the potential of Gimoti to significantly improve the quality of life for women suffering from gastroparesis. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke's business, including, without limitation: the potential issues raised with the NDA in the 74-Day letter; the FDA may disagree that the existing safety and efficacy data is sufficient to allow approval of the NDA, including risks associated with Cmax falling below the bioequivalence range in the comparative exposure PK trial and the proposed duration of use for Gimoti being shorter as compared to the maximum approved dosing duration for the referenced listed drug, Reglan Tablets, and the available safety database supporting such duration; the FDA may not agree with Evoke's interpretation of the results of clinical trials of Gimoti; later developments with the FDA that may be inconsistent with the already completed pre-NDA meetings; the inherent risks of clinical development of Gimoti; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that FDA will approve the NDA for Gimoti or that Evoke will successfully commercialize Gimoti; Evoke will require substantial additional funding to conduct any new trials required by the FDA, and to conduct pre-commercialization activities and to commercialize Gimoti, if approved, and may be unable to raise capital when needed, including to fund ongoing operations; Evoke may not be able to obtain, maintain and enforce intellectual property rights; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement.

This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow)

Evoke Pharma, Inc. Balance Sheet

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,531,079	$7,679,267
Prepaid expenses	83,682	251,046
Other current assets	11,551	—
Total current assets	6,626,312	7,930,313
Other assets	—	11,551
Total assets	$6,626,312	$7,941,864

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$441,085	$1,048,927
Accrued compensation	824,849	1,025,911
Total current liabilities	1,265,934	2,074,838
Warrant liability	—	3,701,277
Total liabilities	1,265,934	5,776,115

Stockholders' equity:
Common stock	1,690	1,541
Additional paid-in capital	80,683,323	73,202,863
Accumulated deficit	(75,324,635)	(71,038,655)
Total stockholders' equity	5,360,378	2,165,749
Total liabilities and stockholders' equity	$6,626,312	$7,941,864

Evoke Pharma, Inc. Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$1,388,791	$2,017,569	$2,774,157	$2,788,255
General and administrative	917,305	871,979	1,949,550	2,081,549
Total operating expenses	2,306,096	2,889,548	4,723,707	4,869,804
Loss from operations	(2,306,096)	(2,889,548)	(4,723,707)	(4,869,804)
Other income (expense):
Interest income	2,903	1,667	4,335	2,631
Change in fair value of warrant liability	—	1,261,912	433,392	(1,810,835)
Total other income (expense)	2,903	1,263,579	437,727	(1,808,204)
Net loss	$(2,303,193)	$(1,625,969)	$(4,285,980)	$(6,678,008)
Net loss per share of common stock, basic	$(0.14)	$(0.11)	$(0.27)	$(0.46)
Net loss per share of common stock, diluted	$(0.14)	$(0.13)	$(0.27)	$(0.49)
Weighted-average shares used to compute basic net loss per share	16,425,468	15,343,325	15,926,253	14,435,818
Weighted-average shares used to compute diluted net loss per share	16,425,468	15,420,954	15,926,253	14,474,633